Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We have issued our report dated September 15, 2014 accompanying the statement or revenue and certain expenses of the First Trust Building for the year ended December 31, 2013 included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the Registration Statement of Talon Real Estate Holding Corp. and subsidiaries on Form S-8 (File No. 333-190618).

/s/ Wipfli LLP

St. Paul, Minnesota

September 15, 2014